Exhibit 10.58
Amendment No. 9 to the Discover Financial Services
Directors’ Compensation Plan
Effective January 1, 2022, the Discover Financial Services Directors’ Compensation Plan (the “Plan”), is hereby amended in the following respects:

•The Plan is amended by replacing the text of Subsection 5(a)(ii) Subsequent Awards in Section 5 Initial and Annual Awards in its entirety with the following:

(ii)    Subsequent Awards. As of the date of each Annual Meeting, each Eligible Director, including, without limitation, any Eligible Director who becomes a member of the Board by reason of being elected to the Board at such Annual Meeting, shall be entitled to receive a number of Restricted Stock Units equal to the number obtained by dividing $170,000 by the Fair Market Value of a share of Stock on such day; provided, however, that such Eligible Director continues to serve as a director of the Company after such Annual Meeting. Notwithstanding the foregoing, if a person becomes an Eligible Director on a date other than the date of an Annual Meeting, the equity award provided for in this Section 5(a)(ii) shall be granted on the date that such person becomes an Eligible Director, using the Fair Market Value of a share of Stock on such date; provided, however, that such award shall be adjusted on a pro-rata basis by multiplying such award by a fraction where the numerator is the number of months between the date that such person becomes an Eligible Director and the date of the next Annual Meeting and the denominator is twelve (12).

•The Plan is amended by replacing the text of Subsection 7(c) Committee Members in Section 7 Annual Retainers in its entirety with the following:

(c)    Committee Members. In addition to the Annual Retainer provided for in Section 7(a) and the Independent Chair and Committee Chairpersons fees provided for in Section 7(b), each Eligible Director, other than the Committee Chairperson, of the (i) Audit Committee shall be entitled to an annual Committee Member fee of $20,000; (ii) Compensation and Leadership Development Committee shall be entitled to an annual Committee Member fee of $15,000; (iii) Nominating and Governance Committee shall be entitled to an annual Committee Member fee of $10,000; and (iv) Risk Oversight Committee shall be entitled to an annual Committee Member fee of $20,000.